Exhibit 10.1
[FORM]
LIZ CLAIBORNE, INC.
2010 PROFITABILITY INCENTIVE AWARD
NOTICE OF AWARD TO:

PARTICIPANT NAME:

PARTICIPANT ID:

GRANT DATE:

[75% of Total Value]	$[25%]

NUMBER OF SHARES	CASH BONUS
(“LONG-TERM COMPONENT”)	(“INTERMEDIATE COMPONENT”)
          We are pleased to inform you that, pursuant to the Company’s 2010 Section 162(m) Long Term Performance Plan, the Compensation Committee of the Board of Directors of Liz Claiborne, Inc., has made an award to you as of the grant date specified above, subject to the terms and conditions set forth in the attached Award Agreement.
*                    *                     *

2010 Profitability Incentive Award Agreement
          The Award Agreement (the “Award Agreement”) is made as of the Grant Date set forth in the attached Notice of Award (the “Grant Date”), by and between Liz Claiborne, Inc. (the “Company”) and the employee named in the attached Notice of Award (the “Participant”).
          The Compensation Committee (the “Committee”) of the Board of Directors of the Company (“Board”) has made the award described herein (the “Award”) to the Participant under the Company’s 2010 Section 162(m) Long Term Performance Plan (the “162(m) Plan”) and authorized and directed the execution and delivery of the Award Agreement. The restricted stock units granted pursuant to this Award Agreement shall be made pursuant to the 162(m) Plan and the Liz Claiborne, Inc. 2005 Stock Incentive Plan (or its successor plan) (the “Equity Plan”).
                    1.       2010 Profitability Incentive Award. The Award consists of a number of restricted stock units set forth in the Notice of Award (the “Long-Term Component”) and a cash bonus payment in the amount set forth in the Notice of Award (the “Intermediate Component”).
                    2.       Threshold Section 162(m) Goal.
                    (a)     The Award shall not vest and no amount shall be paid in respect of the Award unless and until the Committee certifies that the Company has achieved $200,000,000 of cumulative operating cash flow during any four (4) consecutive quarters during the Performance Period (as defined below) (the “162(m) Goal”). If the 162(m) is not achieved during the Performance Period, the Award will be immediately cancelled and the Participant will have no further rights with respect to the Award.
                    (b)     Once the Committee certifies that the 162(m) Goal has been achieved, the Participant’s entitlement to payment in respect of the Award will be determined in accordance with the terms of this Award Agreement. In no event shall the Participant receive payment in respect of the Award in an amount that exceeds the maximum amount allocated to the Participant in the Committee’s resolution approving the establishment of the 162(m) Goal.
                    3.       Vesting.
                    (a)     Subject to Section 2, the Participant shall vest in the Award based on (i) the achievement of the applicable Performance Metrics (as defined in Section 3(b) below) during the Performance Period and (ii) the Participant not experiencing a separation from service from the Company prior to the applicable Payment Date (as defined in Section 5(b) below).
                    (b)     The “Performance Period” shall be the period beginning on the Grant Date and ending on the earlier of (i) the third anniversary of the Grant Date or (ii) a Change in Control.
                    (c)     The performance metrics (the “Performance Metrics”) for the Award are set forth below:
         (i)     Long-Term Component. Fifty percent (50%) of the Long-Term Component shall vest if, during the Performance Period, the Company achieves trailing adjusted earnings per share that equals or exceeds $1.00 for any four (4) consecutive quarters during the Performance Period (the “Adjusted EPS Goal”). The remaining fifty percent (50%) of the Long-Term Component shall vest if, during the Performance Period, (x) the Adjusted EPS Goal has been achieved and (y) the trailing Earnings Before Interest, Taxes, Depreciation and Amortization margin for any four (4) consecutive quarters during the Performance Period equals or exceeds 10% (“EBITDA Margin Goal”). In each case, the Participant must not experience a separation from service from the Company prior to the applicable Payment Date.
         (ii)     Intermediate Component. The Intermediate Component shall vest if (x) at any time during the Performance Period, the Company achieves trailing adjusted earnings per share that is positive for any four (4) consecutive quarters during the Performance Period (“Positive EPS Goal”) and (y) the Participant does not experience a separation from service from the Company prior to the earlier of (a) the date on which both the Adjusted EPS Goal and the 162(m) Goal have been achieved or (b) the last day of the Performance Period.
                    (d)     For purposes of the Award, “Change in Control” shall be deemed to have occurred upon the happening of any of the following events: (i) any “person,” including a “group,” as such terms are defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding shares of common stock of the Company (“Shares”); (ii) the sale of all or substantially all of the assets of the Company; or (iii) the election or appointment during any 12-month period of a majority of the members of the Board whose election or appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.1
                    4.       Adjustments.
                    (a)     No adjustment may be made to the 162(m) Goal.
                    (b)     In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business during the Performance Period, the Committee shall review and adjust the goals underlying the Performance Metrics in order to ensure that the achievement of the Performance Metrics following such event is no more probable than the achievement prior to such event. Any determination by the Committee under this Section 4(b) shall be final, binding and conclusive.
                    5.       Payment of Awards.
                    (a)     Long-Term Component. As soon as practicable following the earlier of (i) a Change in Control or (ii) the last day of each quarter during the Performance Period beginning with the fourth quarter ending after the Grant Date, the Committee shall determine and certify in writing whether the Adjusted EPS Goal and the EBITDA Margin Goal were achieved.

[1]	Change in Control definition as drafted for the proposed 2010 SIP.

         (i)      If, as of the last day of the Performance Period, the Committee determines and certifies in writing that either the 162(m) Goal or the Adjusted EPS Goal was not achieved during the Performance Period, the entire Long-Term Component will be canceled and the Participant will have no rights with respect to the Long-Term Component.
         (ii)     If the Committee determines that the 162(m) Goal and the Adjusted EPS Goal have been achieved during the Performance Period but the EBITDA Margin Goal was not achieved during the Performance Period, fifty percent (50%) of the Long-Term Component will be canceled and the remaining fifty percent (50%) of the Long-Term Component will be delivered in Shares within sixty (60) days following the end of the Performance Period (“Long-Term Component Payment Date”). The Participant will have no rights with respect to the portion of the Long-Term Component that is cancelled.
         (iii)     If the Committee determines that each of the 162(m) Goal, the Adjusted EPS Goal and the EBITDA Margin Goal were achieved during the Performance Period, one-hundred percent (100%) of the Long-Term Component will be delivered in Shares on the Long-Term Component Payment Date.
                    (b)       Intermediate Component. As soon as practicable following the earlier of (i) a Change in Control or (ii) the end of each quarter during the Performance Period, the Committee shall determine and certify in writing whether the Positive EPS Goal has been achieved.
         (i)       If, as of the end of the Performance Period, the Committee determines and certifies in writing that both the 162(m) Goal and the Positive EPS Goal were not achieved during the Performance Period, the Intermediate Component will be canceled.
         (ii)       If the Committee certifies that both the 162(m) Goal and the Positive EPS Goal have been achieved during the Performance Period, the Intermediate Component will be paid in cash within sixty (60) days following the earlier of (i) date that the Committee determines and certifies that both the 162(m) Goal and the Adjusted EPS Goal have been attained or (ii) the last day of the Performance Period, in each case, subject to the Participant not experiencing a separation from service from the Company until the payment date (the “Intermediate Component Payment Date”, together with the Long-Term Component Payment Date, the “Payment Date”).
                    6.         Termination of Employment.
                    (a)       Except as set forth in Section 6(b), if the Participant’s employment terminates for any reason prior to a Payment Date, the Award shall be cancelled and the Participant will have no rights with respect to the Award.
                    (b)        If, following a Change in Control and prior to the Intermediate Component Payment Date, (i) the Participant’s employment is terminated by the Company without Cause2 and (ii) the Committee determines and certifies that the 162(m) Goal and the Adjusted EPS Goal have

[2]	Cause as defined in the 2011 Executive Severance Agreement.

been attained, the Participant shall receive payment of the Intermediate Component within sixty (60) days following the termination of employment.
                    7.       Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect the Award until the Shares are delivered to the Participant upon settlement of the Award.
                    8.       Plan Provisions to Prevail. The Award is subject to all of the terms and provisions of the 162(m) Plan. In addition, the Long-Term Component is also governed by the terms of the Equity Plan; provided, however, that in the event of a conflict between the Equity Plan and the 162(m) Plan, the 162(m) Plan shall govern. In the event that there is any inconsistency between the provisions of the Award Agreement and the 162(m) Plan, the provisions of the 162(m) Plan shall govern.
                    9.       Withholding Taxes. Prior to the delivery of any Shares or cash pursuant to the Award, the Company shall withhold from such delivery an amount of cash or a number of Shares in an amount sufficient, in the opinion of the Company, to satisfy all federal, state, local and other tax that the Company is required to withhold with respect to the Award on a Payment Date. The number of Shares to be withheld shall be calculated using the Fair Market Value of the Shares on the applicable calculation date, rounded up to the nearest whole Share.
                    10.       Nature of Payments. The grant of the Award is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment. The Award does not constitute salary, wages, regular compensation or contractual compensation for the year or grant or any subsequent year. The parties agree that the Award is not to be included in or taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, (ii) any severance or other amounts payable under any other agreement between the Company and the Participant, or (iii) any other employment related rights or benefits under law or any plan, program or agreement.
                    11.       Administration. By accepting the grant of the Award, the Participant agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Equity Plan, the 162(m) Plan or any award thereunder or the Award Agreement. Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Award or the Award Agreement shall lie within its sole and absolute discretion, shall not require your consent and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. Any certifications by the Committee pursuant to the Award shall be determined in writing and may be in any form determined by the Committee (including as part of applicable meeting minutes). By accepting the Award, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Award or the Award Agreement by the Company, the Board or the Committee or its delegates.

                    12.       Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Corporate Secretary, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Participant by notice as provided in this Section 12. Any notice to be given to the Participant hereunder shall be addressed to the Participant’s home address of record, or at such other address as the Participant may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.
                    13.       Right of Discharge Preserved. The grant of the Award and the terms set forth in the Award Agreement shall not confer upon the Participant the right to continue in the employ or other service of the Company, and shall not affect any right which the Company may have to terminate such employment or service.
                    14.       Successors and Assigns. The terms of the Award Agreement shall be binding upon and inure to the benefit of the Company and the successors and assigns of the Company. Except as otherwise determined by the Committee in its sole discretion, the Participant’s rights and interests under the Award and the Award Agreement may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature. If the Participant (or those claiming under or through the Participant) attempts to violate this Section 14, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any payment to the Participant (or those claiming under or through the Participant) hereunder shall terminate.
                    15.       No Right to Future Awards. The Award is a discretionary award. Neither the Award Agreement, the 162(m) Plan or the Equity Plan, nor the grant of the Award confers on the Participant any right or entitlement to receive another award under the 162(m) Plan, the Equity Plan or any other plan at any time in the future or with respect to any future period.
                    16.       Governing Law. The Award and the Award Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Delaware.
                    17.       Entire Agreement. The Award Agreement, the 162(m) Plan and the Equity Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the Award. By accepting the Award, the Participant shall be deemed to accept all of the terms and conditions of the Award Agreement, the 162(m) Plan and the Equity Plan.
                    18.       Amendments. Notwithstanding any provision set forth in the Award Agreement, the 162(m) Plan and the Equity Plan and subject to all applicable laws, rules and regulations, the Committee shall have the power to: (i) alter or amend the terms and conditions of the Awards in any manner consistent with the provisions of Section 12 of the 162(m) Plan; (ii) without the Participant’s consent, alter or amend the terms and conditions of the Awards in any manner that the Committee considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement; (iii) ensure that the Awards are not subject to federal, state, local or foreign taxes prior to settlement or payment, as applicable; or (iv) without the Participant’s consent, waive any terms and conditions that operate in favor of the Company. Any alteration or amendment of the terms of the Awards by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.
                    19.     Section 409A. The Award is intended to constitute a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and is intended to comply with the requirements of Section 409A of the Code so as not to be subject to taxes, interest or penalties under Section 409A of the Code. The Award Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A of the Code in respect of the Award.
                    (a)     Notwithstanding anything else herein to the contrary, any payment scheduled to be made to the Participant after the Participant’s separation from service shall not be made until the date six months after the date of the Participant’s separation from service to the extent necessary to comply with Section 409A(a)(B)(i) and applicable Treasury Regulations. Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date six months after the Participant’s separation from service. For purposes of the Award, “separation from service” with the Company means a separation from service as defined in Section 409A of the Code determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.
                    (b)     If any provision of the Award Agreement, the 162(m) Plan or the Equity Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of any additional tax, accelerated taxation, interest or penalties under Section 409A of the Code, the Company may modify the terms of the Award Agreement, or may take any other such action, without the Participant’s consent, a beneficiary or such other person, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Sections 409A of the Code. This Section 19 does not create an obligation on the part of the Company to modify the Award Agreement and does not guarantee that the Award will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A of the Code.

LIZ CLAIBORNE
By the Committee of
the Board of Directors:

[Members]

By:

Authorized Signature

Name:

Consented and Agreed to:

[Executive Name]